EXHIBIT 4(e)

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of July 25, 2003 by and among ALCOA INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, United States of America (“Alcoa”), CAMARGO CORRÊA S.A., a corporation organized and existing under the laws of the Federative Republic of Brazil (“Camargo Corrêa”), ALLPAR LIMITED, a corporation organized and existing under the laws of the Cayman Islands (“Allpar”) and TRELAWNEY INC., a corporation organized and existing under the laws of The Bahamas (“Trelawney”). The entities listed above are collectively referred to herein as the “parties” and are referred to individually as a “party”. Allpar and Trelawney are referred to individually herein as an “Acquirer” and collectively herein as the “Acquirers”.

RECITALS

The parties have entered into an agreement of even date herewith (the “Principal Agreement”) pursuant to which, among other things, the parties agreed that the Camargo Group (as defined herein) will exchange all of their shares in the capital stock of Alcoa Alumínio S.A. (“Alcoa Alumínio”), a Brazilian corporation, and Alcoa Latin American Holdings Corporation (“ALAHC”), a British Virgin Islands company, with Alcoa, Alcoa Luxembourg S.à.r.l., a Luxembourg company, and/or their designated U.S. Person Affiliate(s) for shares of common stock of Alcoa and certain other consideration in accordance with the terms and conditions of the Principal Agreement.

The parties desire to set forth in this Agreement certain additional terms and conditions applicable to the holding and transfer of the shares of common stock of Alcoa to be delivered to Allpar and Trelawney in such exchange.

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the terms below shall have the following meanings:

“Affiliate” means any person or entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Camargo Group” means the following members: Camargo Corrêa, Allpar and Trelawney.

“Common Stock” means the common stock of Alcoa, par value $1.00 per share.

“Closing” means the satisfactory completion of the actions described in Article III of the Principal Agreement, including, without limitation, satisfaction or waiver of the conditions set forth in Sections 3.4 and 5.2.5 of the Principal Agreement.

“Closing Date” means the date on which the Closing occurs pursuant to the Principal Agreement.

“Exchange” means the exchange of all of the shares of common stock of Alcoa Alumínio held by Allpar, Trelawney and the individuals set forth on Exhibit A to the Principal Agreement, as set forth on such Exhibit A and all of the shares of common stock of ALAHC held by Trelawney, as set forth on Exhibit A to the Principal Agreement for the Shares in accordance with the Principal Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Permitted Seller” means the Camargo Group and its Affiliates and, subject to Section 4.2(g)(4) of this Agreement, their Transferees to the extent of Shares Transferred pursuant to Section 2.4.3(d), 2.4.3(e), 2.4.3(f), 2.4.3(g) or 2.4.3(h) of the Principal Agreement.

“Person” means any individual, corporation, limited liability company, partnership or any other private, public or government entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the 17,773,540 shares of Common Stock to be delivered in the Exchange in accordance with the Principal Agreement as such number may be adjusted pursuant to the Principal Agreement.

“Shelf Registration Beneficiary” means each Permitted Seller, if any, that has delivered a Shelf Notice of Sale to Alcoa pursuant to Section 4.2(g)(2) of this Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 4.1 of this Agreement.

“Trading Day” means a day on which the New York Stock Exchange and commercial banks in New York City are open for the transaction of business.

“Transfer” has the meaning set forth in Section 2.4.2 of the Principal Agreement.

“Transferee” has the meaning set forth in Section 2.4.5 of the Principal Agreement.

“U.S.” means United States of America.

Unless otherwise specifically defined herein, each term used herein that is defined in the Principal Agreement has the meaning assigned to such term in the Principal Agreement.

ARTICLE II

EXCHANGE AND OTHER MATTERS

2.1 Exchange. In accordance with Article II of the Principal Agreement, in the Exchange, Trelawney and Allpar are acquiring the Shares in a private placement under Section 4(2) of the Securities Act.

2.2 Legends. The certificates representing and/or the book-entry accounts evidencing ownership of the Shares by the Camargo Group shall be endorsed with a legend(s) substantially to the following effect:

“The Shares represented by [this certificate] [this book-entry account] have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. In addition, the Shares are subject to certain rights of first refusal and restrictions on transfer as provided in the Principal Agreement, dated as of July 25, 2003 among Alcoa Inc. and certain other signatories thereto and the Registration Rights Agreement, dated as of July 25, 2003 among Alcoa Inc. and certain other signatories thereto, copies of which are on file at the principal office of Alcoa Inc.”

2.3 Notice of Proposed Transfer; Opinions of Counsel. Until the second anniversary of the Closing Date, prior to making any Transfer of any Shares to any Person, other than a Transfer registered under an effective registration statement under the Securities Act, the holder of such Shares (a “Holder”) (other than a member or an Affiliate of the Camargo Group, each of whom will be subject to Section 2.8 of the Principal Agreement in lieu of this Section 2.3) will give written notice to Alcoa of such Holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. If within 5 Trading Days after receipt by Alcoa of such notice, Alcoa requests an opinion of counsel for such Holder that the proposed Transfer may be effected without registration of the Transfer under the Securities Act (such counsel opinion to be reasonably satisfactory to legal counsel for Alcoa), then Alcoa shall not be required to cause its share transfer agent to record such Transfer, and the Holder shall not be entitled to effect such Transfer, unless and until Alcoa receives such counsel opinion reasonably satisfactory to Alcoa. Such Holder shall thereupon be entitled to Transfer such Shares in accordance with the terms of the notice delivered by such Holder to Alcoa. Each certificate or book-entry account representing such Shares issued upon or in connection with such Transfer shall bear the restrictive legends required by Section 2.2.

ARTICLE III

REMOVAL OF LEGEND AND TRANSFER RESTRICTIONS

Any legend relating to the Securities Act or any U.S. state securities laws endorsed on a stock certificate and/or the book-entry accounts representing any Shares delivered pursuant to the Principal Agreement and this Agreement, and the stop transfer instructions with respect to such Shares shall be removed and Alcoa shall issue a certificate without any legend to the Holder of such Shares or create a book-entry account without any legend, as the case may be, if (i) the offer and sale of such Shares are registered under the Securities Act, a prospectus meeting the requirements of the Securities Act is available with respect to such securities, such Shares are sold in accordance with the plan of distribution contained in the prospectus, and the Holder agrees to deliver such prospectus to the extent required by law, (ii) such Shares are sold in accordance with Rule 144 under the Securities Act and applicable U.S. state securities laws and the Holder provides Alcoa with an opinion of the Holder’s counsel, reasonably satisfactory to legal counsel for Alcoa, to the effect that such Shares have been sold in accordance with Rule 144, or (iii) all of such Shares may be sold under Rule 144(k) and the Holder will provide Alcoa with an opinion of counsel reasonably satisfactory to legal counsel to Alcoa to the effect that Rule 144(k) is so available and such legend is not required in order to ensure compliance with the provisions of the Securities Act. Any legend relating to the rights of first refusal and restrictions on transfer set forth in the Principal Agreement shall be removed and Alcoa shall issue a certificate without such legend to the Holder of such Shares or create a book-entry account without such legend, as the case may be, as and when required pursuant to the terms of the Principal Agreement.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Shelf Registration. As set forth in Section 2.3 of the Principal Agreement, Alcoa shall (a) no later than 30 days after the Closing Date, prepare and file with the SEC a registration statement for the resale of the Shares in an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) (the “Shelf Registration Statement”), (b) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as soon as practicable after such filing, but in all events within 120 days after the Closing Date, (c) use its reasonable best efforts to cause the Shelf Registration Statement to remain effective at all times thereafter until the second anniversary of the Closing Date or such shorter period as will terminate when all of the Shares have been disposed of by the Permitted Sellers or may be disposed of without regard to the volume limitations imposed under Rule 144 (but in any event not before the expiration of any longer period required under the Securities Act) (the “Effectiveness Period”), (d) prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in this sentence above, and (e) when requested by a Shelf Registration Beneficiary, keep such Shelf Registration Beneficiary reasonably apprised of the status of the Shelf Registration Statement prior to the expiration of the Effectiveness Period. The registration of the Shares so effected by Alcoa pursuant to this Section is referred to herein as the “Shelf Registration”.

4.2 Registration Procedures. With respect to the Shelf Registration under this Article IV, Alcoa will:

(a) before filing the Shelf Registration Statement or prospectus or any amendment or supplement, furnish to and afford the Camargo Group and any Permitted Seller and the managing underwriters, if any have been identified, a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case at least three business days prior to such filing or such later date as is reasonable under the circumstances), and Alcoa shall not file the Shelf Registration Statement or prospectus or any amendments or supplements thereto if the Permitted Seller, its counsel, or the managing underwriters, shall reasonably object on a timely basis to such filing by reason of such filing containing incorrect or misleading information pertaining to the Permitted Seller or the managing underwriters; and furnish to Camargo Corrêa (on behalf of each member or Affiliate of the Camargo Group that is a Holder of Shares) and each Shelf Registration Beneficiary such number of copies of the Shelf Registration Statement, each amendment and supplement thereto, the prospectus included in such Shelf Registration Statement (including each preliminary prospectus, all exhibits thereto and documents incorporated by reference therein) and such other documents as such Shelf Registration Beneficiary may reasonably request during the Effectiveness Period in order to facilitate the disposition of the Shares owned by the Shelf Registration Beneficiary;

(b) use its best efforts during the Effectiveness Period to register or qualify all Shares included in the Shelf Registration under such other securities or blue sky laws of such jurisdictions in the U.S. as any selling Shelf Registration Beneficiary reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Shelf Registration Beneficiary to consummate the disposition in such jurisdictions of such Shares to be sold by such Shelf Registration Beneficiary (provided that Alcoa will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(c) notify each Shelf Registration Beneficiary selling Shares in such offering, at any time during the Effectiveness Period when a prospectus relating thereto is required to be delivered under the Securities Act, (i) upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in the Shelf Registration contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and subject to Section 4.2(g) below, at the request of such Shelf Registration Beneficiary, Alcoa will as promptly as practically possible prepare and file with the SEC and, at the request of any such Shelf Registration Beneficiary, furnish to such Shelf Registration Beneficiary a reasonable number of copies of, a supplement or amendment to such prospectus (if such a supplement or amendment is required under the Securities Act) so that, as thereafter delivered to the purchasers of such Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, (ii) when the prospectus or any supplement or post-effective amendment has been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment, when the same has become effective under the Securities Act (including in such notice a written statement that any Shelf Registration Beneficiary may, upon request, obtain, at the sole expense of Alcoa, one conformed copy of the Shelf Registration Statement or post-effective amendment including financial statements and schedules, documents incorporated or deemed to be incorporated by reference and exhibits), (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Shares the representations and warranties of Alcoa contained in any agreement entered into pursuant to (f) below (including any underwriting agreement) cease to be true and correct in all material respects, (iv) of the receipt by Alcoa of any notification with respect to the suspension of the qualification or exemption from qualification of the Shelf Registration Statement or the Shares for offer or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) of Alcoa’s determination that a post-effective amendment to the Shelf Registration Statement would be appropriate.

(d) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve months beginning with the first day of the first full calendar quarter of Alcoa after the effective date of the Shelf Registration Statement, which earnings statement shall satisfy the provisions of section 11(a) of the Securities Act and Rule 158 thereunder;

(e) in the event of the issuance of any stop order suspending the effectiveness of the Shelf Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in the Shelf Registration Statement for sale in any jurisdiction, Alcoa will (i) promptly notify each Shelf Registration Beneficiary of such stop order, and (ii) use its best efforts promptly to obtain the withdrawal of such order;

(f) in the case of an underwritten offering during the Effectiveness Period, enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Shelf Registration Beneficiary or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Shares (but not including any “road-show” participation by management of Alcoa) and cause to be delivered to the underwriters and the Shelf Registration Beneficiary, if any, at the expense of Alcoa, opinions of counsel to Alcoa and “comfort letters” from the auditors to Alcoa in customary form, covering such matters as are customarily covered by opinions and “comfort letters” for an underwritten public offering as the underwriters may reasonably request and addressed to the underwriters and the Shelf Registration Beneficiary;

(g) Notwithstanding anything to the contrary contained in this Agreement,

(1)	Right to Impose Delay Periods. Alcoa shall have the right to delay the effectiveness of the Shelf Registration Statement or to suspend the right of a

Permitted Seller to sell any Shares under the effective Shelf Registration Statement for a reasonable length of time not to exceed 45 calendar days (a “Delay Period”) if:

(A)	(i) Alcoa would, in accordance with the reasonable advice of its legal counsel, be required to disclose in the prospectus non-public information not otherwise required by law to be publicly disclosed and (ii) in the reasonable judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel of Alcoa, (x) there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the sale of any Shares under the Shelf Registration Statement, would materially and adversely affect or interfere with a financing, acquisition, merger, joint venture, disposition of assets (not in the ordinary course of business), corporate reorganization, recapitalization or other similar transaction involving Alcoa, or (y) there is a bona fide material commercial transaction or event and in the reasonable judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel of Alcoa, there is a bona fide business purpose that relates to such transaction or event that is served by a delay in disclosing information related to such transaction or event; or

(B)	an amendment to the Shelf Registration is required so that, as of such date, the Shelf Registration and prospectus do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

provided, that the aggregate number of days in all Delay Periods occurring in any period of twelve consecutive months shall not exceed 90 and a minimum of 5 Trading Days shall elapse between successive Delay Periods.

(2)

Delivery of Shelf Notices of Sale. Prior to the Camargo Group or its Affiliates or any other Permitted Seller offering to sell or selling any Shares under the effective Shelf Registration Statement, Camargo Corrêa (with respect to any member or Affiliate of the Camargo Group) or such other Permitted Seller (with respect to itself), as applicable, shall give written notice to Alcoa of its intention to sell

Shares under the effective Shelf Registration Statement (a “Shelf Notice of Sale”) specifying the following information to the extent not contained in the effective Shelf Registration Statement and related prospectus, as then amended or supplemented: (i) the name of each Holder intending to sell Shares, (ii) the nature of any position, office or other material relationship which such Holder has had within the past three years with Alcoa or any of its predecessors or Affiliates, (iii) the number of shares of Common Stock owned by such Holder prior to the offering, (iv) the number of Shares to be offered for sale for such Holder’s account, (v) the amount and (if one percent or more) the percentage of the class to be owned by such Holder after completion of the offering, (vi) the plan of distribution of the Shares that are to be offered for sale under the Shelf Registration Statement, and (vii) the proposed date(s) of first and last use of the prospectus for offer or sale of the Shares. The Shelf Notice of Sale shall be delivered to Alcoa not later than: (i) in the case of a proposed sale of Shares under the effective Shelf Registration Statement by the Camargo Group or any Affiliate that is named in the Shelf Registration Statement and related prospectus, as then amended or supplemented, concurrently with the corresponding Proposed Sale Notice delivered to Alcoa under Section 2.4.2 of the Principal Agreement, or (ii) in the case of a proposed sale of Shares under the effective Shelf Registration Statement by any other Affiliate of the Camargo Group or other Permitted Seller, not later than the fifth Trading Day before the proposed date of first use of the prospectus for such offer or sale of the Shares. The Shelf Notice of Sale shall be effective in accordance with the provisions of Section 2.4.2 of the Principal Agreement relating to effectiveness of a Proposed Sale Notice. If requested in writing by Alcoa, Camargo Corrêa (with respect to any member or Affiliate of the Camargo Group) or such other Permitted Seller (with respect to itself), as applicable, shall give written notice to Alcoa of the completion of the sale of Shares under each Shelf Notice of Sale.

(3)	Delivery and Effect of Delay Period Notices. Alcoa shall, not later than 9:00 a.m., New York City Time, on the Trading Day next succeeding the effective date of the Shelf Notice of Sale (or, if earlier, concurrently with the Alcoa Exercise Notice delivered under Section 2.4.2 of the Principal Agreement, in the case of a Shelf Notice of Sale given by Camargo Corrêa) (the “Delay Period Notice Deadline”), give Camargo Corrêa or the Permitted Seller, as applicable, written notice if a Delay Period is in effect for the sale indicated in the Shelf Notice of Sale and the expected duration thereof (a “Delay Period Notice”). If a Delay Period is in effect, until the end of the Delay Period, the Camargo Group and its Affiliates and the Permitted Sellers shall cease all efforts to offer or sell any of the Shares under the effective Shelf Registration Statement and shall not disclose to any third party the fact that a Delay Period is in effect.

(4)

Use Of Shelf Registration Statement by Transferees; Persons Eligible to be Permitted Sellers. Other than assignments to Affiliates of the Camargo Group, the Camargo Group and its Affiliates and other Persons who are subject to the restrictions and obligations of this Agreement agree that the rights and obligations under this Agreement may only be assigned to a Transferee acquiring Shares in a Transfer if such Transfer cannot reasonably be accomplished under the Shelf Registration Statement or under Rule 144 of the Securities Act by the proposed closing date of the proposed Transfer. Furthermore, Camargo Group and its Affiliates and such other Persons agree that the number of Transferees who may be assignees of this Agreement and thus eligible to be Permitted Sellers (as defined herein) is subject to the following limitations:

(A)	no more than two (2) Transferees pursuant to each of Sections 2.4.3(d), 2.4.3(e), 2.4.3(f), 2.4.3(g) and 2.4.3(h) of the Principal Agreement; and

(B)	no more than eight (8) Transferees (other than the Camargo Group and its Affiliates) in the aggregate at any time. Furthermore, each such Transferee (other than the Camargo Group and its Affiliates) shall be eligible to reassign in whole its rights and obligations under this Agreement only once to one subsequent Transferee of the Shares (who shall have no further assignment rights) if such subsequent Transfer cannot reasonably be accomplished under the Shelf Registration Statement or under Rule 144 of the Securities Act by the proposed closing date of the proposed Transfer and provided that under all circumstances the total number of Transferees (other than the Camargo Group and its Affiliates) eligible at any given time to be Permitted Sellers under this Agreement is subject to the limitation set forth in this clause (B). The Camargo Group and its Affiliates shall: (i) give prior written notice to Alcoa in accordance with Section 7.6 of the Principal Agreement of any assignment by it of the rights and obligations of this Agreement hereunder (which notice may be included as part of the Proposed Sale Notice); (ii) ensure that the assignee agrees to all restrictions and obligations imposed under this Agreement; (iii) ensure that the assignee agrees to the provisions of this Section 4.2(g)(4), including those relating to any reassignment by it, and agrees to give prior written notice to Alcoa in accordance with the provisions of Section 5.4 of any such reassignment. Any such assignment shall not be effective unless the proposed Transferee executes and delivers a written instrument reasonably satisfactory to Alcoa whereby such proposed Transferee agrees to be bound by the restrictions and obligations under this Agreement and the limitations on assignment of this Agreement contained in this Section 4.2(g)(4).

(h) cooperate with the Shelf Registration Beneficiaries and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing the Shares to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company and enable such Shares to be in such denominations and registered in such names as the managing underwriter, if any, or Shelf Registration Beneficiaries may request at least three Trading Days prior to any sale of such Shares;

(i) make available for inspection by any Shelf Registration Beneficiary selling Shares, any underwriter participating in any such disposition of Shares, if any, and any attorney, accountant or other agent retained by any such Shelf Registration Beneficiary, or underwriter (collectively, the “Inspectors”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and instruments of Alcoa and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities, and cause the officers, directors and employees of Alcoa and its subsidiaries to supply all information reasonably requested by any such Inspector in connection with the Shelf Registration Statement and prospectus, and each Inspector shall agree in writing pursuant to confidentiality agreements on customary terms to keep the Records confidential; and

(j) cooperate with each Shelf Registration Beneficiary selling Shares and each underwriter, if any, participating in the disposition of such Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the “NASD”).

4.3 Shelf Registration Beneficiary Information. Each Shelf Registration Beneficiary shall furnish to Alcoa such information regarding such Shelf Registration Beneficiary and the distribution of Shares proposed by such Shelf Registration Beneficiary as Alcoa may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article IV.

4.4 Registration Expenses.

(a) Except as expressly provided in this Article IV, Alcoa shall pay all Registration Expenses relating to the Shelf Registration. “Registration Expenses” shall mean any and all fees and expenses incident to Alcoa’s performance of or compliance with this Article IV, including: (i) SEC, stock exchange or NASD registration and filing fees, (ii) fees and expenses of compliance with U.S. state securities or “blue sky” laws and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of blue sky counsel, (iii) printing expenses, (iv) messenger and delivery expenses related to distributing prospectuses in preliminary and final form as well as any supplements thereto, (v) fees and disbursements of counsel for Alcoa, (vi) fees and expenses of Alcoa’s auditors in connection with the preparation and delivery of any “comfort letters” reasonably required by the underwriter(s), and (vii) fees and disbursements of all independent public accountants and fees and expenses of other Persons, including special experts, retained by Alcoa.

(b) Notwithstanding the foregoing, (i) the provisions of this Article IV shall be deemed amended to the extent necessary to cause these expense provisions to comply with “blue sky” laws of each state within the U.S. in which the offering is made and (ii) in connection with the Shelf Registration, each Shelf Registration Beneficiary shall pay all underwriting discounts and commissions and transfer taxes, if any, attributable to the Shares included in the offering by the Shelf Registration Beneficiary and all fees and expenses of such Shelf Registration Beneficiary’s counsel.

4.5 Indemnification.

(a) Alcoa agrees to indemnify and hold harmless, to the extent permitted by law, each Shelf Registration Beneficiary and underwriter of any underwritten transaction, their respective officers, directors and Affiliates against any losses, claims, damages or liabilities to which such Shelf Registration Beneficiary and underwriter or any such director, officer, or Affiliate may become subject under the Securities Act or otherwise, insofar as such losses, claims damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (A) in the Shelf Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto used in connection with this Article IV or (B) in any application or other document or communication (in this Section 4.5 collectively called an “application”) executed by or on behalf of Alcoa or based upon written information furnished by or on behalf of Alcoa filed in any jurisdiction in order to qualify any securities covered by the Shelf Registration Statement under the “blue sky” or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading contained (A) in the Shelf Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto used in this Article IV or (B) in any application executed by or on behalf of Alcoa or based upon written information furnished by or on behalf of Alcoa filed in any jurisdiction in order to qualify any securities covered by the Shelf Registration Statement under the “blue sky” or securities laws thereof, and Alcoa will reimburse the Shelf Registration Beneficiary and underwriter and each such director, officer and Affiliate for any legal or any other expenses incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that Alcoa shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission made in any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to Alcoa by any Shelf Registration Beneficiary or underwriter expressly for use therein or by any Shelf Registration Beneficiary’s or underwriter’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after Alcoa has furnished any Shelf Registration Beneficiary or underwriter with a sufficient number of copies of the same.

(b) In connection with the Shelf Registration, such Shelf Registration Beneficiary and underwriter will furnish to Alcoa in writing such information and documents concerning such Shelf Registration Beneficiary or underwriter as Alcoa reasonably requests for use in connection with the Shelf Registration Statement or any prospectus and, to the extent permitted by law, will indemnify and hold harmless Alcoa and its directors, officers and Affiliates against any losses, claims, damages or liabilities to which Alcoa or any such director, officer or Affiliate may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is made in the Shelf Registration Statement, any such prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or in any application, in reliance upon and in conformity with written information concerning such Shelf Registration Beneficiary or underwriter prepared and furnished to Alcoa by or on behalf of such Shelf Registration Beneficiary or underwriter in writing expressly for use therein, and each Shelf Registration Beneficiary will reimburse Alcoa and each such director, officer and Affiliate for any legal or any other expenses incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify will be individual to each Shelf Registration Beneficiary and underwriter and will be limited to the net amount of proceeds received by such Shelf Registration Beneficiary and underwriter from the sale of Shares by such Shelf Registration Beneficiary or underwriter pursuant to the Shelf Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified parties and the indemnifying party may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder unless the failure to give such notice is materially prejudicial to an indemnifying party’s ability to defend such action. If such defense is assumed, the indemnified party will not be subject to any liability for any settlement made by the indemnifying party without its consent (but such consent will not be unreasonably withheld). Anything to the contrary appearing in this Agreement notwithstanding, an indemnifying party will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified hereunder with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If an indemnifying party assumes the defense, the indemnified party may engage its own counsel at its own sole cost and expense. All fees and expenses of counsel to any indemnified party required to be paid by the indemnifying party shall be paid by the indemnifying party as incurred by such indemnified party.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, Affiliate or controlling or controlled Person of such indemnified party and will survive the transfer of Shares by any Shelf Registration Beneficiary or underwriter. If the indemnification provided for herein is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party or parties, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations; the relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by any Shelf Registration Beneficiary or underwriter or any director, officer, Affiliate or controlling or controlled Person thereof exceed the amount of the net proceeds received by such Shelf Registration Beneficiary or underwriter from the sale of Shares pursuant to such registration statement.

4.6 Current Public Information. At all times prior to the earlier of the second anniversary of the Closing Date and the date on which each Permitted Seller has disposed of all of such Permitted Seller’s Shares, Alcoa will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder to the extent required to enable the Permitted Seller to sell Shares pursuant to Rule 144.

ARTICLE V

MISCELLANEOUS

5.1 Third Parties. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the parties and their respective successors and permitted assigns. No Person other than the parties or the Permitted Sellers and any underwriters shall have any rights or obligations of any nature hereunder or by reason hereof.

5.2 Publicity. Unless required by law (including a requirement that, in the reasonable judgment of Alcoa’s counsel, disclosure should be included in any filing with, or report required by, the SEC), no party and no Permitted Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties hereto.

5.3 Expenses. Subject to Article IV hereof, each party and each Permitted Seller will bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein.

5.4 Notices. All notices required to be given hereunder shall be in writing and shall be served personally, sent by tested facsimile (with transmission confirmation) or delivered by an international courier to the addresses set forth in Section 7.6 of the Principal Agreement (and set forth at the end of this Section 5.4). Each such notice shall be effective (a) if delivered by international courier, when delivered to the recipient’s address provided above, or, if such recipient shall have given effective notice hereunder of a new address, when delivered at such new address, (b) if sent by facsimile, when received by the recipient at his address provided above, or, if such recipient shall have given effective notice hereunder of a new address, when received at such new address, or (c) if delivered in person by hand, upon the delivery to the intended recipient.

To the Alcoa Group:	Alcoa Inc. 390 Park Avenue New York, New York, U.S.A. 10022

Attention: Group President – Latin America Facsimile: (212) 836-2816

Attention: Treasurer Facsimile: (212) 836-2823

Attention: General Counsel Facsimile: (212) 836-2844

To the Camargo Group:	Camargo Corrêa S.A. Rua Funchal, 160 Sao Paulo, SP Brasil 04551-903

Attention: President Facsimile: 55-11-3849-7837

Attention: Treasurer Facsimile: 55-11-3841-5658

To Permitted Sellers:	Address delivered in writing to Alcoa and the Camargo Group

5.5 Assurances and Cooperation. On and after the Closing Date, the parties and the Permitted Sellers will take all appropriate action and execute all documents, instruments or conveyances that may reasonably be necessary or advisable to carry out any of the provisions hereof. Each party and the Permitted Sellers shall coordinate and cooperate in supplying such reasonable assistance as may be reasonably requested by any other party or Permitted Seller in connection with the actions contemplated by this Agreement.

5.6 Confidentiality. Each Permitted Seller (other than the Camargo Group and its Affiliates, who will be bound by the provisions of Section 7.9 of the Principal Agreement in lieu of this Section 5.6) will hold, and will ensure that their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents hold, in confidence and not disclose to any third party, unless compelled to disclose by judicial or administrative process or by other requirements of law, all financial, technical or other confidential information furnished to the

Permitted Seller by Alcoa or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Permitted Seller, (ii) in the public domain through no fault of the Permitted Seller or (iii) later lawfully acquired by the Permitted Seller from sources other than Alcoa or its Affiliates who had no duty to hold it as confidential. The Permitted Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents who have a need to know such information in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Permitted Seller of the confidential nature of such information and are obligated by the Permitted Seller to treat such information confidentially. Notwithstanding the foregoing, the Permitted Seller may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information). Moreover, notwithstanding any other provision of this Agreement, there shall be no limitation on the Permitted Seller’s ability to consult any tax adviser, whether or not independent from the Permitted Seller, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement. The Permitted Seller shall be responsible for any failure to treat such information confidentially by such persons and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents.

5.7 Assignment. Except as expressly set forth in or contemplated by this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by Alcoa or the Camargo Group without the prior written consent of the other, which shall not be unreasonably withheld (it being understood, however, that Alcoa may withhold its consent to any such assignment not expressly permitted under Section 4.2(g)(4) of this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs and permitted assigns (including the Permitted Sellers), and no other Person has any right, benefit or obligation hereunder.

5.8 Waiver. The waiver by any party or any Permitted Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

5.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.10 Counterparts. This Agreement may be executed in two or more counterparts in English, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition or provision of this Agreement shall be enforceable to the fullest extent permitted by law.

5.12 No Drafting Presumption. The parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

5.13 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties interpreted in accordance with the laws of the State of New York, excluding those related to choice or conflicts of law.

5.14 Dispute Resolution. In an effort to resolve informally and amicably any dispute or controversy which might arise between the parties or between Alcoa and a Permitted Seller (a “party” for purposes of the remainder of this provision) with respect to this Agreement, without first resorting to any third party or tribunal for resolution, the parties shall first endeavor to resolve the matter through direct discussions and negotiations. If the matter cannot be settled, it shall be referred by each party to a responsible officer of each of Alcoa and Camargo Corrêa. If the two officers are unable to resolve the matter within 30 days of its referral, the matter will be referred to the Chief Executive Officers of Alcoa and Camargo Corrêa. If settlement is not thereafter reached through their efforts within an additional 30 days, or such longer time period as they may agree, then either party may initiate arbitration proceedings to resolve the matter. Any such dispute, controversy or claim in connection with this Agreement, including its validity, interpretation, application, scope, enforceability, performance, breach and termination, shall be resolved exclusively and finally by arbitration, to the exclusion of the courts. Notice of arbitration shall be deemed proper if made in accordance with Section 5.4 of this Agreement. If the parties fail to agree in writing on the place where the arbitration is to be conducted, such arbitration shall be held in New York, New York, United States of America. Arbitration shall be conducted in English, pursuant to International Chamber of Commerce (“ICC”) Arbitration Rules in force at the time of the arbitration, by a panel of three arbitrators who are fluent in the English language and who are skilled in the legal and business aspects of the subject matter of this Agreement. The arbitrators shall be appointed in accordance with ICC Rules. Any monetary award made pursuant to such arbitration shall be calculated and paid exclusively in Dollars. Judgment upon the award rendered may be entered in any court having jurisdiction, or an application may be made to any court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal court of the United States of America sitting in New York City and any appellate court from any thereof for recognition or enforcement of any such judgment. Each party hereby irrevocably and unconditionally waives any objection (including any defense of inconvenient forum) which it may now or hereafter have to the laying of such venue, and each party irrevocably consents to service of process in the manner provided for notices in Section 5.4.

5.15 Entire Agreement and Modifications. This Agreement and the Principal Agreement, together with the exhibits thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their duly authorized representative, as of the day and year first above written.

CAMARGO CORRÊA S.A.	ALCOA INC.
By	By

ALLPAR LIMITED	TRELAWNEY INC.

By	By

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